EXHIBIT 23.2




           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





We have issued our reports dated March 16, 2005 accompanying the consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting of KNBT Bancorp, Inc. and its subsidiary appearing in the 2004 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-K for the year ended December 31, 2004 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.



/s/ Grant Thornton LLP


Philadelphia, Pennsylvania
April 29, 2005